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                                                                     EXHIBIT 8.1

                              [SKADDEN LETTERHEAD]



                                January 11, 1999


Allright Holdings, Inc.
c/o Allright Corporation
1313 Main Street
Houston, TX 77002

Ladies and Gentlemen:

         We have acted as counsel to Allright Holdings, Inc. ("Holdings"), a Delaware corporation, in connection with the proposed merger ("Merger") of Central Merger Sub, Inc. ("Central Sub"), a Delaware corporation and wholly-owned subsidiary of Central Parking Corporation ("Central"), a Tennessee corporation, with and into Holdings, with Holdings being the surviving corporation in the Merger, pursuant to the Agreement and Plan of Merger, dated as of September 21, 1998, as modified by the amendment dated January 5, 1999, among Central, Central Sub, Holdings, Apollo Real Estate Investment Fund II, L.P., a Delaware limited partnership, and AEW Partners, L.P., a Delaware limited partnership (the "Merger Agreement").(1) Pursuant to Section 6.3(d) of the Merger Agreement, and in connection with the filing of the Registration Statement on Form S-4 (the "Registration Statement") filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), we are rendering our opinion concerning certain federal income tax consequences of the Merger.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations, contained in the original or copies, certified or otherwise, identified to our satisfac-

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(1)      Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them in the Merger Agreement.




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Allright Holdings, Inc.
January 11, 1999
Page 2

tion, of the Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, as to certain facts material to our opinion, we have relied, with the consent of Central and Holdings, upon the accuracy and completeness of the information, statements and representations (which we have neither investigated nor verified) made by an authorized officer of each of Central and Holdings in letters dated the date hereof and addressed to us and KPMG Peat Marwick LLP, and have assumed that the Tax Certificates will be complete and accurate, and will be re-executed by appropriate officers of Central and Holdings as of the Effective Time. Our opinion is expressly conditioned on, among other things, the accuracy and completeness as of the date hereof and as of the Effective Time of such facts, statements, information, covenants and representations referred to above.

         In rendering our opinion, we have assumed that (i) the Merger and the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the terms and conditions of the Merger Agreement and as described in the Registration Statement and that none of the terms and conditions contained therein will have been waived or modified in any material respect prior to the Effective Time, (ii) the Registration Statement reflects all the material facts relating to the Merger, Central, Central Sub and Holdings and (iii) the Merger will qualify as a statutory merger under the laws of the state of Delaware. A change in any of the facts set forth or assumed herein at any time could affect the conclusions stated herein.

         We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive




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Allright Holdings, Inc.
January 11, 1999
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effect. A material change in any of the materials or authorities upon which our opinion is based could affect our conclusions herein.

         Based solely upon and subject to the foregoing, we are of the opinion that under current law, the Merger will be treated for United States Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that accordingly:

         (i) no gain or loss will be recognized by Central, Holdings or Central Sub as a result of the Merger;

         (ii) no gain or loss will be recognized by the stockholders of Holdings on the exchange of their Holdings Common Stock for Central Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Central Common Stock); and

         (iii) the tax basis of the Central Common Stock received by shareholders who exchange their Holdings Common Stock for Central Common Stock in the Merger will be the same as the tax basis of Holdings Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         Except as expressly set forth above, we express no other opinion. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent to the filing of this opinion as Exhibit 8.1 of the Registration Statement and to the description of this opinion contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP







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